EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Announces $50 Million Sale of South Texas Proved Properties

October 7, 2004 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) announced today that it has agreed to sell substantially all of its south Texas natural gas and oil interests to Edge Petroleum Corporation (NASDAQ:EPEX) for $50 million. The purchase price is subject to adjustment to reflect title defects, environmental remediation costs, and any failure to obtain third-party consents. Completion of the sale is subject to, among other things, the obtaining of necessary third party consents and the approval of the Company’s stockholders. The Company plans to file a preliminary proxy statement requesting stockholder approval in the near future. The sale is expected to close on or prior to December 31, 2004.

The Company is selling its working and net revenue interests in natural gas and oil leases, wells, equipment, contracts, and seismic rights related to substantially all of its south Texas natural gas and oil properties. Current net production from the south Texas properties is approximately 11 million cubic feet of natural gas per day and 150 barrels of condensate per day. Total proved producing reserves attributable to the properties as of June 30, 2004 totaled approximately 14.4 Bcf of natural gas and 266,000 barrels of oil. Based on relevant spot prices at June 30, 2004 of $5.90 per MMbtu for natural gas at the Houston Ship Channel (which equates to a NYMEX price of $6.16 per MMbtu) and to a NYMEX oil price of $37.05 per barrel, in each case before adjusting for basis, transportation, and BTU content, the proved producing reserves had a present value of approximately $54.3 million, assuming a 10% discount rate. The south Texas natural gas and oil interests represent 93% of our proved onshore reserves and 80% of our current production. Following the sale, the Company will have remaining production of approximately 3.0 MMcfe per day. Based on current prices and production rates, the Company anticipates production revenues of $400,000 to $500,000 per month, a level believed to be sufficient to pay our on-going cash general and administrative expenses of $175,000 to $200,000 per month.

The effective date of the sale will be July 1, 2004. Assuming the sale is completed December 1, 2004, the Company will have received approximately $5 million net revenues for the three months of July, August and September. The Company thus anticipates receiving approximately $45 million in pre-tax proceeds. The Company currently is estimating taxes owed as a result of this sale at approximately $9 million. After repaying approximately $1 million of outstanding debt, the Company estimates it will have net proceeds after tax and debt repayment of $35 million.

Initially, the Company expects to invest the proceeds from the sale in short-term U.S. government securities. These funds will provide working capital for ongoing operations and allow us to continue investing in our existing onshore exploration programs and to maintain our 10% limited partnership interest in the Freeport LNG plant, including any potential expansion in the plant’s capacity. The additional liquidity will give the Company the ability to consider acquiring a 5% to 20% working interest position on a prospect by prospect basis in the offshore Gulf of Mexico exploration opportunities being developed by the Company’s two partially owned subsidiaries, Republic Exploration, LLC and Contango Offshore Exploration, LLC.

Kenneth R. Peak, Contango’s Chairman and Chief Executive Officer, said, “Our Board unanimously recommends the approval of this sale to our stockholders. Throughout Contango’s five-year history, we have attempted to be opportunistic and have previously both purchased and sold reserves. In fiscal year 2002, we purchased 14 Bcfe of reserves for $26 million. In fiscal year 2004, we sold natural gas and oil assets for approximately $11 million. Natural gas and crude oil prices are strong, and we believe this is an opportune time to direct an increased portion of our liquidity into our deep shelf Gulf of Mexico exploration prospects.”

Mr. Peak continued, “We currently have three wells drilling. Onshore in Jim Hogg County, Texas, we recently spudded a Queen City exploration well. Offshore in the Gulf of Mexico, Eugene Island 113B and Vermilion 73 are drilling. We anticipate that our Eugene Island 76, West Cameron 174 and Main Pass 221 prospects will begin drilling in the first half of 2005. Additionally, we recently farmed out our East Breaks 369 and East Breaks 370 deep water Gulf of Mexico prospect. Drilling on this prospect is expected in 2005.”

Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in Freeport LNG Development L.P., which is developing a 1.5 billion cubic feet per day LNG terminal in Freeport, Texas, and a 32% interest in Contango Capital Partnership Management, LLC, which was formed to invest in the alternative energy venture capital market with a focus on environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango’s expectations. The statements reflect Contango’s current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango’s publicly available reports filed with the Securities and Exchange Commission.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com